Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

Actua

Investor Relations

610.727.6900

IR@Actua.com

Actua to Acquire FolioDynamix, a Cloud-Based Wealth Management Technology Platform

Acquisition Expands Actua’s Presence in the Financial Services Sector

Radnor, PA – September 15, 2014 – Actua Corporation, formerly ICG Group (NASDAQ: ACTA), today announced that it has reached agreement to acquire FolioDynamix, a leading, secure, cloud-based investment and wealth management platform. In the transaction, Actua would acquire an approximately 97% primary equity interest in FolioDynamix for an estimated $199 million in cash, subject to transaction expenses and “true-up” adjustments for working capital, cash, debt and other items. The consummation of the acquisition, which is subject to a number of customary closing conditions, is expected to occur in the fourth quarter of 2014.

Based in New York, FolioDynamix offers wealth service providers and investment advisors a comprehensive, secure, cloud-based wealth management technology platform and advisory solutions for managing the full wealth management lifecycle across all account types, including unified managed account (UMA) and unified managed household (UMH) programs. The company delivers comprehensive solutions to financial advisors, professionals and institutions.

Subject to final accounting (including purchase accounting) adjustments, FolioDynamix brings to Actua a current net revenue run rate of over $30 million (approximately $50 million on a gross revenue basis), with positive earnings and cash flow. The company grew over 40% in 2013, and growth is expected to continue at that rate in 2014.

“We have followed FolioDynamix since 2010 and have watched Joe Mrak and his team execute and create the first truly integrated, cloud-based enterprise level wealth management platform. They have built an impressive customer base that relies on FolioDynamix to deliver industry-leading capabilities to their clients,” said Doug Alexander, President of Actua. “We are thrilled to add FolioDynamix to Actua’s group of high growth, high margin, cloud-based brands, and to expand our presence in the financial services sector. FolioDynamix exemplifies the Actua vision of leveraging the power of the cloud to transform vertical markets and processes.”

“The continued flow of assets into managed accounts and model portfolios, the need for wealth management firms to innovate and modernize both programs and technology, combined with the trend toward adopting new platform solutions, provide a significant opportunity for FolioDynamix to grow its position as an industry leader,” said Joseph Mrak, CEO of FolioDynamix. “With strong momentum and a vast market opportunity still ahead of us, we are excited to become an Actua company. Actua provides extensive expertise in building successful cloud-based platforms and we are closely aligned with a shared vision for continued growth. Together, we will continue to serve our blue chip client base, delivering unique and innovative solutions to drive further growth and market penetration.”

“We are excited to augment Actua with the addition of the highly talented team at FolioDynamix,” said Walter Buckley, CEO of Actua. “Attracting and incentivizing the management teams of the businesses we own is mission critical. We look forward to working closely with Joe and his team to optimize our collective expertise and continue building the long term value of our brands.”

Actua will update its 2014 guidance upon the close of this transaction.

About FolioDynamix

Bringing innovation, insight and agility to the wealth management and investment advisor communities, FolioDynamix offers the most comprehensive web-based technology platform for managing the full wealth advisory lifecycle – including proposal and onboarding, research, model management, portfolio accounting, trade order management, operations, reporting, and performance analytics – across all account types. Unlike other wealth management technology platforms, FDx SingleSight™ is completely developed, hosted and supported by FolioDynamix – eliminating silos and empowering advisors with a single platform to manage all customer accounts. The technology is complemented by institutional-quality research and advisory services from FDx Advisors, FolioDynamix’s registered investment advisor affiliate. The platform provides registered investment advisors, broker-dealers, banks, custodians and service providers with leading-edge technology to attract and retain top advisors, accelerate client acquisition and gain end-to-end visibility into all assets under management for improved efficiency, better compliance, and enhanced client service. Learn more at: http://www.foliodynamix.com.

About Actua

Actua Corporation (NASDAQ: ACTA), the multi-vertical cloud company, brings the power of the cloud to vertical markets and processes. Actua is pioneering the second wave of the SaaS revolution – the vertical wave – by growing cloud businesses that are transforming their markets. With more than 650 employees delivering unrivaled domain knowledge, agility and responsiveness to our customers, Actua’s rapidly growing vertical cloud businesses are positioned to lead this wave. For the latest information about Actua and its brands, please go to www.actua.com.

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, risks associated with the effect of economic conditions generally, capital spending by our customers, our ability to retain existing customer relationships and secure new ones, our ability to compete successfully against alternative solutions, our ability to timely and effectively respond to technological developments, our ability to retain key personnel, our ability to have continued access to capital and to deploy capital effectively and on acceptable terms, our ability to maximize value in connection with divestitures, and other risks and uncertainties detailed in Actua’s filings with the U.S. Securities and Exchange Commission. Those and other factors may cause actual results to differ materially from those projected.